Submit the original   Corporation Division - Business Registry   FOR OFFICE USE
and one true copy     Public Service Building                              ONLY
$10.00                255 Capitol St., NE   Ste. 151
                      Salem, OR 97310-1327
                      (503) 986-2200  Facsimile (503) 378-4381

REGISTRY NUMBER:

136932-88
---------


                             ARTICLES OF AMENDMENT
                             Business Corporation


1.   Name of the corporation prior to amendment: PLANAR SYSTEMS, INC.
                                                 --------------------

2. State the article number(s) and set forth the article(s) as it is amended to read, or attach a separate sheet.

                        SEE EXHIBIT A ATTACHED HERETO.

3. The amendment(s) was adopted on February, 1, 1996. (If more than one amendment was adopted, identify the date of adoption of each amendment.)

4.   Check the appropriate statement:


  [_] Shareholder action was required to adopt the amendment(s). The vote was as follows:

===============================================================================================
 Class or series     Number of shares     Number of votes     Number of votes   Number of votes
    of shares          outstanding      entitled to be cast      cast for        cast against
===============================================================================================
===============================================================================================


  [X] Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the Board of Directors without shareholder action.


  [_] The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.


Execution:

 /s/ Curtis M. Stevens     Curtis M. Stevens      Executive Vice-President
 -------------------------------------------------------------------------
 SIGNATURE                   PRINTED NAME                            TITLE

Person to contact about this filing:   Gregory E. Struxness       503 226 1191
                                       ----------------------------------------
                                          NAME                    DAYTIME PHONE

                                                                       EXHIBIT A


     The Second Restated Articles of Incorporation of Planar Sytems, Inc. are hereby amended as follows:

1.   A new Paragraph C is added to Article II as follows:

C. There is designated a new series of Preferred Stock in the amount and with voting rights or powers, preferences, limitations and relative rights as follows:

     Section 1.  Designation and Amount.  The shares of such series, par value
                 ----------------------
$.01 per share, shall be designated as "Series D Junior Participating Preferred Stock" and the number of shares constituting such series shall be 200,000.

     Section 2.  Dividends and Distributions.
                 ---------------------------

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series D Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash on the each date on which a dividend is paid on shares of Common Stock, no par value, of the Corporation ("Common Stock") (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after first issuance of a share or fraction of a share of Series D Junior Participating Preferred Stock in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Junior Participating Preferred Stock. In the event the Corporation shall at any time after February 1, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series D

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Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

     Section 3.  Voting Rights.  The holders of shares of Series D Junior
                 -------------
Participating Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series D Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     Section 4.  Certain Restrictions.
                 --------------------

          (A) Whenever dividends or distributions payable on the Series D Junior Participating Preferred Stock as provided in Section 2 are not paid, thereafter and until such dividends and distributions, whether or not declared, on shares of Series D Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

             (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock; or

            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, except dividends paid ratably on the Series D Junior Participating Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled; or

           (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding

up) with the Series D Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution liquidation or winding up) to the Series D Junior Participating Preferred Stock; or

            (iv) purchase or otherwise acquire for consideration any shares of Series D Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series D Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5.  Reacquired Shares.  Any shares of Series D Junior Participating
                 -----------------
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6.  Liquidation, Dissolution or Winding Up.
                 --------------------------------------

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series D Junior Participating Preferred Stock shall have received $6,000 per share, plus any unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series D Liquidation Preference"). Following the payment of the full amount of the Series D Liquidation Preference, no additional distributions shall be made to the holders of Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series D Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series D Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series D Junior Participating Preferred Stock and Common Stock, respectively, holders of Series D Junior Participating Preferred Stock and holders of shares of Common stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series D Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7.  Consolidation, Merger, etc.  In case the Corporation shall
                 --------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series D Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8.  Redemption.  The outstanding shares of Series D Junior
                 ----------
Participating Preferred Stock may be redeemed at the option of the Board of Directors in whole, but not in part, at any time, or from time to time, at a cash price per share equal to 105 percent of (i) the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (ii) all dividends which on the redemption date are payable on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" is the average of the closing sale prices of the Common Stock during the 30 day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of Common Stock during such 30 day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

     Section 9.  Ranking.  Notwithstanding anything contained herein to the
                 -------
contrary, the Series D Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to voting rights, the payment of dividends and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

     Section 10.  Amendment.  The Articles of Incorporation of the Corporation
                  ---------
shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series D Junior Participating Preferred Stock, voting separately as a class.

     Section 11.  Fractional Shares.  Series D Junior Participating Preferred
                  -----------------
Stock may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Junior Participating Preferred Stock.